Exhibit 23.4

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the inclusion of our fairness opinion as Appendix B to the proxy statement/prospectus forming part of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger of MidCoast Community Bancorp, Inc. with and into a wholly-owned merger subsidiary of Citizens Financial Services, Inc. and to the references to such opinion and our firm’s name in such proxy statement/prospectus. In giving such consent, we do not admit, and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

January 16, 2020

4 Tower Bridge  •  200 Barr Harbor Drive  •  West Conshohocken  •  PA    19428-2979

phone (610) 832-1212  •  fax (610) 832-5301  •  www.boenninginc.com  •  Member FINRA/SIPC